Consent of Independent Registered Public Accounting Firm

Workstream Inc.
Maitland, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-148326 and 333-51468) and Form F-3 (No. 333-101502) of Workstream Inc. of our report dated August 24, 2011, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

Cross, Fernandez & Riley, LLP
Orlando, Florida
August 24, 2011